Exhibit 10.01

July 21, 2008

Sterling Mining Company

2201 Government Way, Suite E

Coeur d’ Alene, ID 83814

Attention:	Mr. Ken Berscht
President

Dear Sir:

The purpose of this letter agreement (together with all schedules, exhibits and amendments, if any, this “Agreement”) is to confirm and set forth the offer by Minco Silver Corporation (“Minco Silver”) to Sterling Mining Company (“Sterling”), on the basis of the terms set out below (the “Transaction”). Although this Agreement is intended to bind the parties, it is agreed that the terms set forth below will provide the basis upon which Minco Silver and Sterling will negotiate in good faith a definitive agreement regarding the Transaction (the “Definitive Agreement”) which will supersede this Agreement, and which is a condition of our completing the Transaction.

1.	Transaction Description and Definitive Agreement

Minco Silver shall acquire all of the outstanding common shares, warrants and options of Sterling. Although this Agreement assumes that the Transaction will proceed as an amalgamation by way of plan of arrangement, the final structure of the Transaction will be determined on the basis of tax, securities and corporate law advice in order to ensure the most efficient structure for each of the parties and their respective security holders and will be set out in the Definitive Agreement.

Subject to the terms and conditions of this Agreement, each of Minco Silver and Sterling agrees to negotiate with the other party in good faith to conclude and execute the Definitive Agreement as soon as possible and in any event no later than August 23, 2008.

2.	Consideration

(a)	The Transaction shall provide that the Sterling’s security holders (the “Sterling Security Holders”) shall receive the following consideration:

(i)	0.51 of a Minco Silver common share (each common share of Minco Silver, a “Minco Silver Share”) for each common share of Sterling (each common share of Sterling, a “Sterling Share”) provided that if the foregoing would result in the issuance of a fraction of a Minco Silver Share, then the number of Minco Silver Shares otherwise issued shall be rounded down to the nearest whole number of Minco Silver Shares;

(ii)	in accordance with the terms of the Sterling warrants (each a “Sterling Warrant”) each holder of an outstanding Sterling Warrant shall receive upon the subsequent exercise of such holder’s Sterling Warrant and shall accept in lieu of each Sterling Share to which such holder was entitled upon such exercise but for the same aggregate consideration payable therefore, 0.51 of a Minco Silver Share or shares, provided that if the foregoing would result in the issuance of a fraction of a Minco Silver Share, then the number of Minco Silver Shares otherwise issued shall be rounded down to the nearest whole number of Minco Silver Shares; and

(iii)	in accordance with the terms of the Sterling stock option plan (the “Sterling Plan”) each holder of an outstanding Sterling stock option (each a “Sterling Option”) shall receive an option (each a “Replacement Option”) to acquire the number of Minco Silver Shares equal to the product of: (i) the number of Sterling Shares subject to the Sterling Options immediately before the closing, and (ii) 0.51 of a Minco Silver Share or shares, provided that if the foregoing would result in the issuance of a fraction of a Minco Silver Share, then the number of Minco Silver Shares otherwise issued shall be rounded down to the nearest whole number of Minco Silver Shares and the exercise price per Minco Silver Share subject to any such Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Sterling Share subject to such Sterling Option immediately before closing divided by (B) 0.51 (provided that the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent). Except as set out above, the terms of each Replacement Option shall be the same as the terms of the Sterling Options exchanged therefore pursuant to the Sterling Plan and any agreement evidencing the grant thereof prior to closing, except that such Replacement Options shall meet the requirements under subsection 7(1.4) of the Income Tax Act (Canada), if applicable;

(b)	Sterling represents and warrants that the securities of Sterling referred to in its public disclosure record are all of the issued and outstanding securities of Sterling and there are no outstanding or issuable securities that give or could give a right to acquire any Sterling Shares or other securities of Sterling capable of giving rise to any such right, such that after the closing of the Transaction, no person other than Minco Silver will own Sterling Shares or any securities which could confer a right to acquire Sterling Shares.

(c)

Minco Silver represents and warrants that the securities of Minco Silver referred to in its public disclosure record are all of the issued and outstanding securities of Minco Silver and there are no outstanding or issuable securities that give or could give a right to acquire any securities of Minco Si1ver capable of giving rise to any such right.

3.	Closing Date

The closing date of the Transaction and the exchange and distribution of Minco Silver’s securities contemplated there under will be the first practicable business day (Saturdays, Sundays, and holidays excluded) after the date on which:

(a)	the Transaction is approved by the shareholders of Sterling and, if necessary Minco Silver;

(b)	all necessary filings have been made with all applicable regulatory authorities;

(c)	the Transaction is approved by the British Columbia Supreme Court (if required); and

(d)	any and all other necessary steps are completed and approvals are received for the purpose of the completion of the Transaction.

All of which is anticipated to occur or be obtained on or before December 15, 2008 or such later date as may be a mutually agreed to by the parties (the “Closing Date”).

4.	Due Diligence Condition and Access to Information

The Transaction will be subject to the satisfactory completion of Minco Silver’s continued due diligence investigation, on or before August 21, 2008 (the “Due Diligence Period”), of Sterling’s business operations and financial condition, including but not limited to, inferred resources, operating costs, current mine development and exploration programs, and further prospects of the Sunshine Mine, failing which this Agreement shall be deemed to have been terminated and of no further force or effect;

Sterling shall continue to make available all documentation and management personnel deemed reasonably necessary to facilitate the completion by Minco Silver of its due diligence investigations.

Similarly, the Transaction will be subject to the satisfactory completion of Sterling’s due diligence investigation, during the Due Diligence Period of Minco’s business operations and financial condition, failing which this Agreement shall be deemed to have been terminated and of no further force or effect;

Minco shall make available all documentation and management personnel deemed reasonably necessary to facilitate the completion by Sterling of its due diligence investigations.

5.	Management Committee

It is Minco Silver’s intent to constitute and convene a management committee (the “Committee”) on the execution of this Agreement, the terms and mandate of which shall be set out in a formal Management Agreement.

The parties agree that the Committee is to oversee and assume control of the administration of all Sterling’s business affairs and day to day operations of the Sunshine Mine and related facilities including but not limited to:

(a)	the approval of all expenses and payments;

(b)	the approval of the 2008 work plan and budget; and

(c)	the appointment of the General Manager and managers.

The Committee shall be comprised of a total of five (5) members; three (3) appointed by Minco Silver, and two (2) appointed by Sterling as follows:

By Minco Silver:

(a)	Ken Cai;

(b)	Garnet Clark; and

(c)	Chris Zahovskis

(d)	Dwayne Melrose

By Sterling:

(a)	Ken Berscht;

(b)	James Meek; and

(c)	Roger Vanvoorhees

Minco Silver agrees that any in person meetings as necessary will be held in Idaho, but otherwise meetings shall be by conference call.

6.	Documentation

Representatives of Minco Silver and Sterling shall be instructed to prepare and execute the following agreements, in the usual form for transactions of this type:

(a)

a Credit Facility Agreement to be- executed on the execution date of this Agreement in which Minco Silver shall extend a $15,000,000 line of credit, subject to 10% interest per annum, to Sterling to meet its necessary general administrative and other operating expenses to carry on its business during the Transaction; US$5,000,000 of which shall be advanced on the execution of this Agreement to Cassels Brock & Blackwell LLP and to be disbursed as has been agreed on execution hereof, and confirmation of the execution and registration of the security documents described in sections 6(c) below; US$10,000,000 of which shall be advanced, from time to time, as required for the affairs of Sterling, and as approved by the Committee based on Sterling’s 2008 operating plan and budget, and subject to the execution of the Definitive Agreement provided that sufficient funds will be advanced on September 15, 2008 to pay out the existing bridge loan;

(b)	a Management Agreement to be executed on or before August 23, 2008 made effective as of the date of the execution of this Agreement, which agreement shall include the Committee’s on-going mandate, role and scope and authority;

(c)	a General Security Agreement and Secured Promissory Note in which Sterling mortgages, charges, and assigns to Minco Silver and grants Minco Silver a second charge security interest in all of the business undertakings of Sterling, documents of title, instruments, intangibles, securities and any other personal property or rights of Sterling no or thereafter owned or acquired by or on behalf of Sterling, in the same form as that currently granted, subject to consent of that lender and agreement to repay by not later than September 15, 2008 (at which time Minco Silver shall become in first position); and

(d)	a Assignment and Assumption Agreement to be executed on the execution date of this Agreement which agreement shall assign to Minco Silver the Mining Lease entered into between Sterling and Sunshine Precious Metals, Inc. (“Precious Metals”) on June 6, 2003; subject to the consent of Precious Metals of which Sterling shall on a best efforts basis obtain on or before August 23, 2008.

(e)	a Definitive Agreement to be executed on or before August 23, 2008 to which shall include the representations and warranties and covenants referred to in this Agreement; and

(f)	The principals and other holders of shares representing a minimum of 25% of the currently issued and outstanding shares of Sterling shall on a best efforts basis execute support agreements with Sterling and Minco Silver pursuant to which they will agree to vote their Sterling shares in favour of the Transaction. Sterling will use its best efforts to deliver such executed support agreements to Minco Silver on or before August 23, 2008.

Minco Silver understands the long history of Sterling and its importance in the Silver Valley of Idaho. Minco Silver agrees to consider continuing the operation as the

“Sunshine Division”, and to ensure local management that are known and respected in the area of the mine.

7.	Representations and Warranties

The Definitive Agreement shall contain such representations and warranties as the parties may agree, including in respect of the following matters:

(a)	to the best of their respective knowledge, information and belief, each of Minco Silver and Sterling having disclosed to the other or to the other’s representatives all material documentation and information relating to their respective companies and businesses which is known to them and which would have a material effect on a purchaser for value of, or a subscriber for shares in each respective company;

(b)	the beneficial ownership by Sterling and its subsidiaries of the properties, businesses and assets as disclosed in the financial statements, forms, reports and documents filed by it with the Ontario Securities Commission pursuant to applicable securities laws and the Toronto Stock Exchange (“TSX”) and the Securities and Exchange Commission (“SEC”) pursuant to its rules, regulations and policies (collectively, the “Sterling Disclosure Documents”) and, as of their respective dates, none of the Sterling Disclosure Documents, when filed with the British Columbia Securities Commission or the TSX or the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(c)	each of their respective Boards of Directors, having determined that the Transaction is in the best interests of Minco Silver and Sterling, respectively, and their respective shareholders, and each of the Boards of Directors having approved the Transaction and determined to recommend to the shareholders of their respective corporations to vote in favour of the Transaction;

8.	Conduct of Business

During the term of this Agreement Sterling covenants and agrees with Minco Silver that:

(a)	it shall, and shall cause its subsidiaries to conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and it shall and shall cause its subsidiaries to use best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)	it shall not, without prior consultation with and the consent of the Committee, directly or indirectly do, agree to do, or permit to occur any of the following: (i) amend its governing documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect any of its common shares; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its common shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire its common shares; (iv) redeem, purchase or otherwise acquire any of its outstanding common shares or other securities; (v) split, combine or reclassify any of its common shares; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself or any of the subsidiaries or adopt any plan of liquidation; or (vii) reduce its stated capital;

(c)	it shall not, directly or indirectly, and it shall cause its subsidiaries not to, without prior consultation with and the consent of the Committee do any of the following: (i) sell, pledge, dispose of or encumber any assets: (ii) acquire by any means any corporation, partnership or other business organization or division thereof, or make any investment; (iii) acquire any material assets; (iv) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (v) authorize, recommend or propose any release or relinquishment of any material contractual right; (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (vii) enter into or terminate any hedges, swaps or other similar financial instruments or transactions; (viii) enter into any agreements with its directors or officers or their respective affiliates; or (ix) authorize, propose, permit or agree to any of the above;

(d)	it shall not, and it shall cause its subsidiaries not to, without prior consultation with and the consent of the Committee, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures, (ii) expenditures required by law, (iii) expenditures made in connection with transactions contemplated in this Agreement, and (iv) capital expenditures required to prevent the occurrence of a material adverse effect;

(e)

in no case shall it or its subsidiaries create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business (collectively, “Personnel Obligations”);

(f)	it shall not, and it shall cause its subsidiaries not to, without prior consultation with and the consent of the Committee, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements; and

(g)	it shall not, and it shall cause its subsidiaries not to otherwise take actions that could reasonably be expected to be prejudicial to Minco Silver’s interest in its business, property or assets and its subsidiaries following the closing of the Transaction.

Minco Silver and its legal counsel will maintain primary drafting responsibility regarding all documents associated with the Transaction, including all necessary regulatory and court filings, but excepting those particular documents for Sterling, including materials for its shareholders. Minco Silver and its legal counsel will provide Sterling and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed or prepared in connection with the Transaction and accept the reasonable comments of Sterling and its legal counsel, provided the same are in compliance with all applicable court or regulatory requirements and all applicable laws.

9.	Conditions to the Obligations of Minco Silver and Sterling

Completion of the Transaction and closing of the transactions contemplated herein will occur on the Closing Date and will be conditional upon satisfaction of the following conditions (“Conditions”) at or prior to the Closing Date:

(a)	Minco Silver and Sterling agreeing upon the structure for effecting the Transaction, including considering applicable income tax consequences to Sterling and its shareholders (and to Minco Silver and its shareholders, if applicable) in relation to the Transaction, and the ability for shareholders to effect the exchange of securities on a tax deferred or roll-over basis, and negotiating and entering into a legally binding Definitive Agreement in order to effect the Transaction on terms and conditions to be agreed between Minco Silver and Sterling, which Definitive Agreement will be subject to the approval of the Board of Directors of each of Minco Silver and Sterling, and satisfaction or waiver of all conditions to closing and completion of the Transaction set out in such Definitive Agreement, which will include provision for the satisfaction of the conditions specified in sections 9(b) to (i);

(b)	approval of the Transaction and other ancillary matters by the shareholders of Sterling and Minco Silver, if required, which approvals shall be obtained at meeting(s) of the shareholders called for such purpose, preceded by delivery to each shareholder of record entitled to vote thereat of the Proxy Statement form meeting the requirements of applicable corporate and securities laws;

(c)	approval of the Transaction to be given by a court of the appropriate jurisdiction, if required;

(d)	approval of the Transaction and other matters in connection therewith to be obtained from all applicable regulatory bodies and stock exchanges, including the TSX and the SEC, subject only to such terms and conditions as may be imposed by such regulatory bodies or exchange and acceptable to Minco Silver and Sterling acting reasonably;

(e)	rights of dissent under applicable corporate law shall be exercised by holders in respect of not more than 5% of the Sterling shares (or 2% of the Minco Silver, if approval of Minco Silver’s shareholders is required) if such holders must be provided rights of dissent, outstanding at the record date(s) of the shareholder meeting(s);

(f)	all representations and warranties contained in the Definitive Agreement shall be true and correct in all material respects at the Closing Date;

(g)	no material adverse change in the financial condition or assets of or Sterling or its’ subsidiaries having occurred;

(h)	all necessary consents being obtained under all material contracts and agreements as required for the continued business operations of Sterling after the Closing Date is substantially on the same basis as presently operated; and

(i)	the Minco Silver Securities issued in connection with the Transaction will be exempt from the registration and prospectus requirements of applicable Canadian provincial securities laws and will be exempt from registration under the United States Securities Act of 1933.

The Conditions are for the mutual benefit of Minco Silver and Sterling and may be waived in writing at any time on or before the Closing Date only by agreement in writing between Minco Silver and Sterling.

10.	Termination

Except for this Section 10 and Section 4 of Schedule “A”, this Agreement may be terminated and be of no further force and effect:

(a)	by mutual written agreement between Sterling and Minco Silver;

(b)	by Minco Silver or Sterling if any condition in Section 9 is not satisfied on or prior to the Closing Date of the Transaction;

(c)	by Minco Silver if, after the Definitive Agreement, (A) the board of directors of Sterling shall have withdrawn or modified in a manner adverse to Minco Silver, its approval or recommendation of the Transaction or (B) the board of directors of Sterling shall have approved or recommended an Acquisition Proposal;

(d)	by Sterling in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 3 of Schedule “A” and the payment of the termination fee required to be paid pursuant to Section 4 of Schedule “A” (the “Termination Fee”);

(e)	by Sterling or Minco Silver if the required approvals of the Sterling shareholders to a proposed amalgamation with a subsidiary of Minco Silver shall not have been obtained at the meeting of Sterling shareholders;

(f)	by Minco Silver if Sterling shall have failed to hold the meeting of Sterling shareholders on or before November 30, 2008, unless such failure results from an adjournment of such meeting for not more than seven business days due to its obligation to adjourn the such meeting in the circumstances described in Schedule “A” or is the result of a failure on the part of Minco Silver to provide in a timely manner the necessary information concerning Minco Silver required to be disclosed to Sterling shareholders pursuant to applicable regulatory policies; or

(g)	by Minco Silver if there is a material misrepresentation by Sterling pursuant to this Agreement or the Definitive Agreement or an intentional breach of the covenants by Sterling, any of its subsidiaries or any of their respective directors, officers, employees, agents, consultants or any other representative, in each case, prior to the Closing Date of the Transaction.

11.	Public Disclosure

Except as both Sterling and Minco Silver may expressly agree in writing (or as may be required by applicable laws or the rules of the TSX, the SEC or other applicable securities laws), neither party will make any disclosure or announcement with respect to this Agreement or the Transaction. The parties shall, however, issue a joint press release in respect of the Transaction upon the execution of this Agreement.

12.	Applicable Laws

This Agreement and all other documents in connection with the Transaction shall be subject to the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under in relation to this Agreement.

This Agreement may be executed in one or more counterparts and delivered via electronic means or facsimile transmission, in which case such counterparts shall constitute one and the same agreement.

If you are in agreement with the preceding terms, please deliver a signed version of this letter to Minco Silver. This letter is open for acceptance by Sterling until 10:00 pm (Vancouver time) on July 21, 2008 and shall be void and of no further force or effect unless accepted by Sterling and returned to Minco Silver prior to such time.

MINCO SILVER CORPORATION

Per:
Authorized Signatory

Read and Accepted by:

STERLING MINING COMPANY

Per:
Authorized Signatory

SCHEDULE “A”

ACQUISITION PROPOSALS AND TERMINATION FEE

1.	Acquisition Proposals and Superior Proposals

(a)	“Acquisition Proposal” means, other than from Minco Silver or a subsidiary of Minco Silver, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or similar transactions involving Sterling and/or its subsidiaries, or a written proposal to do so, excluding the Transaction;

(b)	“Superior Proposal” means any bona fide written proposal, other than the Transaction, by a third party, directly or indirectly, to acquire all or substantially all of the assets of Sterling (on a consolidated basis) or more than 20% of the Sterling Shares, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, and that the board of directors of Sterling determines in its good faith (based upon the written advice from its financial advisors and outside legal counsel) (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (b) is fully financed or is reasonably capable of being fully financed, and (c) would, if consummated in accordance with its terms, result in a transaction more favourable to the Sterling shareholders from a financial point of view than the terms of the Transaction and provides for consideration per Sterling Share that has a value that is greater than the consideration per Sterling Share provided under the terms of the Transaction including any adjustment to such terms proposed by Minco Silver as contemplated by Section 2(b) of this Schedule);

2.	Covenants Regarding Non-Solicitation

(a)

Sterling shall, and shall direct and cause its representatives and its subsidiaries and their representatives to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by Sterling and in connection therewith, Sterling shall request (and exercise all rights it has to require) the return of information regarding Sterling and its subsidiaries previously provided to such parties and shall request (and exercise all rights it has to require) the destruction of all materials including or incorporating any confidential information regarding Sterling and its subsidiaries.

(b)

Subject to Section 3 of this Schedule, Sterling agrees that it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, including by way of furnishing information or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw, modify, qualify or change in a manner adverse to Minco Silver, or publicly propose to withdraw, modify, qualify or change in a manner adverse to Minco Silver the approval, recommendation or declaration of advisability of the board of directors of Sterling of the transactions contemplated hereby (it being understood that failing to affirm the approval or recommendation of the board of directors of Sterling of the transactions contemplated hereby after an Acquisition Proposal has been publicly announced shall be considered an adverse modification), (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring Sterling to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any person in the event that Sterling or any of its subsidiaries completes the transactions contemplated hereby or any other transaction with Minco Silver or any of its affiliates agreed to prior to any termination of this Agreement. Notwithstanding the preceding sentence and any other provisions of this Agreement, the board of directors of Sterling may, prior to the approval of the Transaction by the Sterling Shareholders, consider, participate in any discussions or negotiations with, or provide information in accordance with the last sentence of this paragraph to, any person who has delivered a bona fide written Acquisition Proposal which was not solicited or encouraged after the date of this Agreement and did not otherwise result from a breach of this Section 2 and that the board of directors of Sterling determines in good faith, alter consultation with its financial advisors and outside legal counsel, is a Superior Proposal; provided, however, that prior to taking any such action, (x) the board of directors of Sterling must receive written advice of outside counsel that it is necessary for the board of directors of Sterling to take such action in order to discharge properly its fiduciary duties, and (y) Sterling must obtain a confidentiality agreement from the person making such Acquisition Proposal that is substantively the same as the confidentiality agreement between the parties hereto, and on terms no more favourable to such person than such confidentiality agreement including a standstill provision at least as stringent as contained in such confidentiality agreement; provided further that Sterling shall not commence or participate in discussions or negotiations with, or provide information to any person who has delivered an unsolicited bona fide written Acquisition Proposal until 48 hours after Sterling shall have advised Minco Silver of its determination that such Acquisition Proposal would, if completed, constitute a Superior Proposal and of its intention to take such actions. Sterling shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal, in each case after the date of the approval of the Transaction by the Sterling Shareholders. If Sterling receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and Sterling is permitted, as contemplated under the second sentence of this Section 2, to negotiate the terms of such Acquisition Proposal, then, and only in such case, the board of directors of Sterling may, subject to the execution by such person of the confidentiality agreement as described in (y) above, provide such person with access to information regarding Sterling; provided that Sterling sends a copy of any such confidentiality agreement to Minco Silver promptly upon its execution and Minco Silver is provided with a list of, and copies of, the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(c)	From and after the date of this Agreement, Sterling shall promptly (and in any event within 24 hours) notify Minco Silver, at first orally and then in writings of any inquiries, proposals or offers relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Sterling or any of its subsidiaries, Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Minco Silver may reasonably request. Sterling shall keep Minco Silver fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(d)

Nothing contained in Section 2(b) above shall prohibit the board of directors of Sterling from withdrawing, modifying, qualifying or changing its recommendation to the Sterling Shareholders in respect of the transactions contemplated hereby prior to the approval of the Transaction by the Sterling Shareholders, if the board of directors of Sterling determines, in good faith (after receiving written advice of outside counsel) that such withdrawal, modification, qualification or change is necessary for the board of directors of Sterling to act in a manner consistent with its fiduciary duties or applicable Laws; provided that (i)

not less than 48 hours before the board of directors of Sterling considers any proposal in respect of any such withdrawal, modification, qualification or change, Sterling shall give Minco Silver written notice of such proposal and promptly advise Minco Silver of the proposed consideration of such proposal, including a summary of the reasons for the proposal withdrawal, modification, qualification or change, a copy of the written opinion of outside counsel and all other materials to be presented to the board of directors of Sterling in respect of its consideration of such proposal, and (ii) the foregoing shall not relieve Sterling from its obligation to proceed to call and hold the Sterling Meeting and to hold the vote on the Transaction Resolutions, except in circumstances where this Agreement is terminated in accordance with the terms hereof.

(e)	Sterling shall use best efforts to ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 2, and it shall be responsible for any breach of this Section 2 by such officers, directors, employees, financial advisors or other advisors or representatives.

3.	Right to Accept a Superior Proposal

(a)

If Sterling has complied with Section 2 of this Schedule with respect thereto, Sterling may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Transaction by the Sterling Shareholders and terminate this Agreement if, and only if (with the exception of a confidentiality agreement the execution of which shall not be subject to the conditions of this Section 3), (i) Sterling has provided Minco Silver with a copy of the Superior Proposal document, (ii) seven business days shall have elapsed from the later of (x) the date Minco Silver received written notice (a “Section 3 Notice”) advising Minco Silver that Sterling’s board of directors has resolved, subject only to compliance with this Section 3, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the date Minco Silver received a copy of such Superior Proposal, (iii) Sterling’s board of directors has determined in good faith (based upon the written opinion of its outside legal counsel) that it is necessary for the board of directors of Sterling to take such action in order to discharge properly its fiduciary duties and thereby withdrawing or modifying its approval or recommendation of this Agreement and approving or recommending such Superior Proposal, (iv) such Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Sterling or any of its subsidiaries completes the transactions contemplated by this Agreement or any similar other transaction with Minco Silver or any of its affiliates agreed to prior to any termination of this Agreement, (v) taking into account any revised proposal made by Minco Silver since receipt of the Section 3 Notice, such Superior Proposal remains a Superior Proposal and the Sterling board of directors has again made the determinations referred to in this Section 3(a) and (vi) Sterling has previously or concurrently will have paid to Minco Silver the Termination Fee, if any, payable under Section 4 of this Schedule. In the event that Sterling provides Minco Silver with a Section 3 Notice on a date that is less than seven business days prior to the date of the Sterling shareholders meeting to be convened to approve the Transaction (the “Sterling Meeting”) Sterling shall adjourn the Sterling Meeting (without notice on the Transaction or any related matters) to a date that is not less than five business days and not more than 10 business days after the date of the Section 3 Notice.

(b)	During the five (5) business day period referred to in Section 3(a)(ii) of this Schedule, Sterling agrees that Minco Silver shall have the right, but not the obligation, to offer to amend the terms of this Agreement. A stock offer by Minco Silver shall be considered the equivalent of a cash offer, price to be determined based on a 20 day weighted average price of Minco Silver Shares on the Toronto Stock Exchange (ending on the day the Superior Proposal came in). The board of directors of Sterling will review any proposal by Minco Silver to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Minco Silver’s amended proposal upon acceptance by Sterling would result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of Sterling so determines, it will enter into an amended agreement with Minco Silver reflecting Minco Silver’s amended proposal. If the board of directors of Sterling continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Minco Silver’s amended proposal, Sterling may, on termination of this Agreement in accordance with Section 10(d) and payment of the Termination Fee as required pursuant to Section 4 of this Schedule, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

(c)	Sterling also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 2 of this Schedule and the requirement under clause (ii) of Section 3(a) of this Schedule to initiate an additional seven business day notice period.

4.	Termination Fee

If:

(a)	Minco Silver shall terminate this Agreement as a result of any action or inaction of the board of directors of Sterling pursuant to Section 10(c);

(b)	Sterling shall terminate this Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal pursuant to Section 10(d);

(c)	either Sterling or Minco Silver shall terminate this Agreement pursuant to Section 10(e) in circumstances where the Transaction shall not have received the required Sterling shareholder approval at the Sterling Meeting and: (A) a bona fide Acquisition Proposal has been publicly announced or made by any Person other than Minco Silver prior to the Sterling Meeting and not publicly withdrawn more than five business days prior to the Sterling Meeting, and (B) Sterling enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date of this Agreement and prior to the expiration of 12 months following termination of this Agreement; or

(d)	Minco Silver shall terminate this Agreement pursuant to Section 10(f) or (g),

then in any such case Sterling shall pay to Minco Silver the Termination Fee of in the amount of US$2 million in immediately available funds to an account designated by Minco Silver.